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     This report is signed on behalf of the
Registrant in the City of Newark and State of New
Jersey on the 27th day of August, 1998.



                The Prudential Series Fund, Inc.
                        File No. 811-3623




Witness: /s/ Caren Cunningham______
By: /s/ Grace Torres____
     Caren Cunningham                   Grace
Torres
     Assistant Secretary                Treasurer